                                                                     Exhibit 12



                CENTERPOINT ENERGY, INCORPORATED AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------------------
                                                            2000            2001            2002            2003            2004
                                                        -----------     -----------     -----------     -----------     -----------
Income from continuing operations ..................    $    52,306     $   356,621     $   481,963     $   408,771     $   205,715

Income taxes for continuing operations .............        159,039         201,253         272,246         205,064         138,306

Minority interest expense (income) .................            (37)            (36)             11             (55)            (65)

Capitalized interest ...............................         (6,855)         (4,765)         (4,970)         (4,029)         (4,103)

Preference security dividend requirements of
     subsidiary ....................................         (1,572)         (1,338)             --              --              --
                                                        -----------     -----------     -----------     -----------     -----------
                                                            202,881         551,735         749,250         609,751         339,853
                                                        -----------     -----------     -----------     -----------     -----------

Fixed charges, as defined:

   Interest ........................................        460,733         496,601         656,267         713,290         777,300

   Capitalized interest ............................          6,855           4,765           4,970           4,029           4,103

   Distribution on trust preferred securities ......         44,976          45,278          55,545          27,797              --

   Preference security dividend requirements
     of subsidiary .................................          1,572           1,338              --              --              --

   Interest component of rentals charged to
     operating expense .............................         11,762          11,823          12,228          11,464          10,764
                                                        -----------     -----------     -----------     -----------     -----------
   Total fixed charges .............................        525,898         559,805         729,010         756,580         792,167
                                                        -----------     -----------     -----------     -----------     -----------

Earnings, as defined ...............................    $   728,779     $ 1,111,540     $ 1,478,260     $ 1,366,331     $ 1,132,020
                                                        ===========     ===========     ===========     ===========     ===========

Ratio of earnings to fixed charges .................           1.39            1.99            2.03            1.81            1.43
                                                        ===========     ===========     ===========     ===========     ===========